EXHIBIT 99.1

FORM OF PRESS RELEASE DATED NOVEMBER 30, 2006

☐NEWS☐

FOR IMMEDIATE RELEASE: November 30, 2006

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President / GM
Galaxy Energy	Warren Laird, Senior Account Executive
(360) 945-0395	CTA Integrated Communications
(800) 574-4294	(303) 665-4200

Galaxy Energy Noteholders Consent to Proposed Sale of Powder River Basin Assets, an Early Maturity of their Notes and Agree to Waive Triggering Event

Galaxy to retire all of its outstanding senior and subordinated convertible debt upon close of Powder River Basin asset sale

Denver, Colo. – November 30, 2006 – Galaxy Energy Corporation (Amex: GAX) announced that it has entered into a Waiver and Amendment Agreement with the holders of the senior secured convertible notes issued by Galaxy on August 19, 2004 (the “2004 Notes”) and holders of senior secured convertible notes issued by Galaxy on May 31, 2005 (the “2005 Notes”).

Galaxy has obtained the required consent of the holders of the 2004 Notes and 2005 Notes to the proposed sale of Galaxy’s Powder River Basin assets to PetroHunter Energy Corporation, a related party. As a condition to the noteholders’ consent, the sale of the Powder River Basin assets must be completed by February 28, 2007. In addition, Galaxy must be in compliance with the Waiver and Amendment Agreement and all of its obligations under the various agreements with the noteholders. In return, Galaxy will deliver to the noteholders one million PetroHunter shares it will receive as part of the Powder River Basin assets sale, and ten million shares of Galaxy common stock upon the exercise by the noteholders of all of their outstanding warrants for Galaxy common stock. In addition, Galaxy will retire all of its outstanding senior and subordinated convertible debt using the consideration it receives in the Powder River Basin sale.

If the sale of the Powder River Basin assets is not consummated by December 31, 2006 and Galaxy still wishes to maintain the noteholders’ consent, Galaxy will issue one million shares of its common stock to the holders and an additional one million shares if the sale is not consummated by January 31, 2007. Galaxy has agreed to register these shares pursuant to the terms of a Registration Rights Agreement.

Primarily as a result of Galaxy fulfilling its contractual obligations as operator of its Piceance Basin project, its accounts payable had exceeded the permitted $2,500,000 ceiling set forth in the 2004 Notes and 2005 Notes, thereby resulting in a Triggering Event. The holders agreed to waive the Triggering Event in consideration for an amendment to the 2004 Notes and 2005 Notes that reset the principal amounts of the Notes to 125% of the amounts outstanding as of October 31, 2006. Galaxy and the holders also agreed to waive any future Triggering Event that might result from Galaxy’s accounts payable exceeding $2,500,000 so long as the accounts payable does not exceed $5,000,000.

Galaxy intends to file an 8-K regarding this agreement, which will be available at www.sec.gov.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. The Company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

###